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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Investors:                                                Media:
---------                                                 -----
Risa Fisher                                               Jennifer Meyer
rfisher@webmd.net                                         jmeyer@webmd.net
201-703-3415                                              212-624-3912

        WEBMD CORPORATION ANNOUNCES PRICING OF CONVERTIBLE NOTES OFFERING

ELMWOOD PARK, NJ (MARCH 25, 2002) - WebMD Corporation (NASDAQ: HLTH) today announced that it has agreed to sell $300 million aggregate principal amount of 3.25% Convertible Subordinated Notes due 2007 in a private offering. WebMD has also granted the initial purchaser an option to purchase up to an additional $45 million aggregate principal amount of Notes to cover over-allotments.

The offering of the Notes is expected to close on April 1, 2002. The Notes will be convertible into shares of WebMD's common stock at a conversion price of $9.263. WebMD intends to use the net proceeds of the offering for general corporate purposes, which may include the funding of acquisitions and repurchases of shares of its common stock, and for working capital.

The Notes will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

ABOUT WEBMD
WebMD Corporation provides services that help physicians, consumers, providers and health plans navigate the complexity of the healthcare system. Our products and services streamline administrative and clinical processes, promote efficiency and reduce costs by facilitating information exchange, communication and electronic transactions between healthcare participants.
WebMD Medical Manager is the leading provider of physician practice management software and related services. WebMD Envoy is the leading provider of electronic data interchange services for healthcare providers and commercial health plans. WebMD Health, through the WebMD Medscape Health Network, is the leading provider of online information, research, educational services and communities for physicians and consumers.

The foregoing information regarding WebMD's sale of Convertible Subordinated Notes contains forward-looking statements. These statements reflect management's assessment based on currently available information, but are subject to risks and uncertainties. These risks and uncertainties include, but are not limited to, WebMD's ability to consummate the sale of the Notes and the risks described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for its 2001 fiscal year and other filings. Actual results could differ materially from these forward-looking statements.